Amerityre Announces Senior Management Transition Plan

Company founder sees key projects as near completion

Boulder City, Nevada (January 17, 2007) – Amerityre Corporation (NASDAQ: AMTY), a leading developer of polyurethane elastomer tire technologies, today announced that the Company’s Board of Directors has established a transition plan for the eventual replacement of Amerityre’s current Chairman and Chief Executive Officer, Richard Steinke. Mr. Steinke is the founder of Amerityre and has led the development of its innovative polyurethane technologies since the Company’s inception in 1995.  Mr. Steinke intends to resign as Chairman and Chief Executive Officer on October 1, 2007.

“I have discussed transition plans with the Board for some time,” said Mr. Steinke.  “However, I feel it is extremely important that I oversee completion of several key ongoing projects at the Company, while allowing adequate time to make an orderly transition.  I believe that the Board and I have designed a transition plan that meets my objectives while also ensuring that Amerityre continues its exciting progress toward achieving its significant potential.”

Since August 2006, Kenneth C. Johnsen, a former member of Amerityre’s Board of Directors, has served as President of the Company. On January 15, 2007, the Board unanimously re-appointed Mr. Johnsen to the Board, assigning to him the responsibility of leading the Company’s search for a new CEO and supervising the transition process. In connection with his re-appointment to the Board of Directors, Mr. Johnsen has resigned as President. Mr. Johnsen will, however, continue to consult for the Company and work with Mr. Steinke in advancing Amerityre’s business strategies and completing key ongoing projects. During the transition period, Mr. Steinke will resume the title of President.

“I am extremely confident that Richard is capable of spearheading completion of the key projects at hand while contributing to an orderly leadership transition over the next several months,” said Mr. Johnsen.  “Among my responsibilities will be to ensure Amerityre’s continued access to Richard’s vision and technical knowledge on a consulting basis.  I am also gratified that the Board has entrusted me with the job of leading the transition. I intend for the CEO search to be thoroughly objective and to involve the assistance of outside professionals. The other members of the Board will be kept fully apprised every step of the way.”

Amerityre also announced that Elliott N. Taylor, the Company’s Chief Administrative Officer, Executive Vice President, Secretary and General Counsel will return to the private practice of law and become the Company’s outside legal counsel following a 30 to 60 day transition period to allow Mr. Taylor’s executive duties to be reassigned to Amerityre’s other executive officers.

“We have asked Elliott to take on several responsibilities over the past 5 years. He has always been willing to do what is required and has worked diligently to carry out his duties. He is the consummate professional and has been core to the Company’s operations. We’re glad he will continue to be involved with the Company and provide us with advice as outside counsel,” commented Mr. Steinke.

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre is commercializing its technologies through licensing agreements with strategic partners, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s technology, materials, license and/or development agreements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

David P. Martin

dpmartin@amerityre.com

(702) 293-1930 x121

CCG Contact:

Sean Collins, Senior Partner

CCG Investor Relations and Strategic Communications

(310) 477-9800

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